UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): May 20, 2016

ASHFORD HOSPITALITY PRIME, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-35972	46-2488594
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On May 20, 2016, Ashford Seattle Downtown LP (“Ashford Seattle” or the “Seller”), a subsidiary of Ashford Hospitality Prime, Inc. (the “Company”) entered into an Agreement of Purchase and Sale (the “Purchase and Sale Agreement”) with Washington Real Estate Holdings, LLC (the “Purchaser”), to sell to the Purchaser the 250-room Courtyard Seattle Downtown for $84.5 million in cash, subject to adjustment as provided in the Purchase and Sale Agreement, which represents a purchase price of $338,000 per key (the “Sale”). The Sale is expected to close on July 1, 2016, subject to extension as described in the Purchase and Sale Agreement.

The Purchase and Sale Agreement contains terms, conditions, covenants, representations and warranties from each of the respective parties that are customary for a transaction of this nature. The Purchaser is required to deposit a total of $1.0 million and an earnest money promissory note in the amount of $3.225 million into escrow pending the closing of the Sale or termination of the Purchase and Sale Agreement.
ITEM 7.01     REGULATION FD DISCLOSURE
The Company issued a press release today announcing the entry into of the Purchase and Sale Agreement to sell the 250-room Courtyard Seattle Downtown for $84.5 million in cash ($338,000 per key). A copy of this press release is attached hereto as Exhibit 99.1.
ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description

99.1	Press release, dated May 23, 2016

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 23, 2016

ASHFORD HOSPITALITY PRIME, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated May 23, 2016